NEW PEOPLES BANKSHARES INC

NEWS RELEASE

FOR IMMEDIATE RELEASE:
January 30, 2026

FOR MORE INFORMATION, CONTACT:
J.W. Kiser
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES FOURTH QUARTER RESULTS

Honaker, Virginia – January 30, 2026

Highlights

- Net income for the fourth quarter of 2025 was $2.9 million, or $0.12 per share;
- Net income for the year ended December 31, 2025, was $10.1 million, or $0.43 per share;
- Net interest margin was 3.87% and 3.56% for the quarters ended December 31, 2025 and 2024, respectively;
- Total gross loans increased $52.1 million, or 7.92%, during 2025 to $709.6 million as of December 31, 2025;
- Total deposits increased $48.3 million, or 6.44%, during 2025 to $798.3 million as of December 31, 2025;
- New Peoples Bank remains well-capitalized with a leverage ratio of 10.93%.

Today, New Peoples Bankshares, Inc. (the "Company") (OTCID: NWPP), the holding company for New Peoples Bank, Inc. (the "Bank"), announced fourth quarter 2025 net income of $2.9 million, or $0.12 per share, as compared to $2.6 million, or $0.11 per share, for the fourth quarter of 2024, an increase of $274,000 or 10.43%. For the year ended December 31, 2025, net income was $10.1 million, or $0.43 per share, compared to $8.2 million, or $0.35 per share, in 2024.

J.W. Kiser, President and CEO of the Company, stated "We are extremely pleased to finish off a record year for our shareholders by reporting the highest quarterly earnings and return on assets in our Company's history. While we benefitted from the interest rate environment along with the rest of the industry, our continued focus on the fundamentals of banking and disciplined pricing of loans and deposits drove a $52 million increase in loans, a $48 million increase in deposits, and a 37 basis point improvement in the net interest margin in 2025. Due to the combination of a larger balance sheet and higher net interest margin, net income and earnings per share improved 23% over last year, providing solid momentum heading into 2026. While seasonality and our mid-October core system conversion tempered fourth-quarter growth, we are encouraged by the progress we're seeing each day. System conversions are challenging, but this transition positions us to deliver better services, improved products, and greater operational efficiency moving forward."

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the quarter ended December 31, 2025 was $8.7 million, an increase of $1.3 million, or 16.87%, when compared to the fourth quarter of 2024. Interest income increased $1.2 million to $12.7 million due to the combination of an increase of 16 basis points ("bps") in the yield on earning assets to 5.64% and a $59.7 million increase in the average balance of earning assets when compared to 2024. The loan portfolio was the primary driver of both increases as the yield rose 18 bps to 6.25% while the average balance increased $60.1 million compared to the fourth quarter of 2024. Also contributing to the improvement in net interest income was lower funding costs. While the average balance of interest-bearing liabilities increased $45.8 million, the costs decreased 26 bps to 2.64%, and total interest expense declined by $47,000 to $4.0 million during the fourth quarter of 2025 as compared to the fourth quarter of 2024. The reduction in interest expense is primarily due to maturing time deposits repricing in a lower interest-rate environment and declines in both the cost and balance of borrowed funds. The decrease in the average balance of borrowed funds was due to a $3 million principal payment on a borrowing from

the Federal Home Loan Bank of Atlanta during the fourth quarter of 2025 combined with $4.2 million in principal payments made on trust preferred securities in October 2024 and January 2025. In addition, the variable rate paid on the trust preferred securities decreased as overnight and short-term borrowing rates declined during the last half of 2024. The net interest margin increased 31 bps to 3.87% for the quarter ending December 31, 2025, compared to 3.56% for the same period in 2024, due to the increase in the yield on earning assets and the decline in the cost of funds. The net interest spread, which is the difference between the yield on interest-earning assets and the costs of interest-bearing liabilities, also widened by 42 bps to 3.00% for the fourth quarter of 2025 from 2.58% for the comparable period of 2024.

For the year ended December 31, 2025, net interest income totaled $33.2 million, an increase of $4.6 million, or 16.25%, as compared to the year ended December 31, 2024. The net interest margin increased 37 bps to 3.84% as compared to 3.47% for 2024. Net interest income improved due to growth in average earning assets, which increased $41.0 million, or 4.98%, to $863.9 million. In addition, the yield on earning assets improved 20 bps to 5.62% for 2025 compared to 2024. Interest expense for the year ended December 31, 2025 totaled $15.4 million, a decrease of $681,000, or 4.23%, from the same period in 2024. The decrease in interest expense is due primarily to the lower costs of interest-bearing deposits and borrowed funds as discussed above. In October of 2024, the Bank paid off a $10 million borrowing under the Federal Reserve's Bank Term Funding Program, which had been outstanding for the first 3 quarters of 2024.

Provision for Credit Losses

The provision for credit losses charged to the income statement for the quarter ended December 31, 2025 was $204,000 compared to $147,000 for the three months ended December 31, 2024. The fourth quarter 2025 provision includes a new $108,000 specific reserve on one loan relationship totaling $408,000 that was moved into nonaccrual status during the quarter. The provision for credit losses on unfunded commitments was a negative provision of $25,000 for the fourth quarter of 2025 due to a $2.5 million reduction in commitments on construction loans. The provision for credit losses on unfunded commitments for the fourth quarter of 2024 was $94,000, reflecting a $12 million, or 52.16%, increase in unfunded commitments on construction loans.

For the year ended December 31, 2025, the provision for credit losses totaled $806,000 as compared to $625,000 for the same period in 2024. The primary driver for the increase in the provision for credit losses in 2025 was $52.1 million of loan growth compared to loan growth of $19.4 million in 2024, an increase of $32.7 million in growth in the loan portfolio. The increase attributable to loan growth was partially offset by a $52,000 decrease in the provision for credit losses on unfunded commitments due to a decrease in the pace of growth in unfunded commitments, particularly construction loans.

Noninterest Income

Noninterest income totaling $2.6 million for the quarter ended December 31, 2025, decreased $1.4 million compared to the quarter ended December 31, 2024. During the fourth quarter of 2024, the Company had two transactions in its bank-owned life insurance portfolio ("BOLI") that disposed of the entire portfolio. One policy was cancelled and redeemed, resulting in a loss of $49,000, and a benefit claim was filed on the second policy resulting in a gain of $1.6 million. Excluding the impact of the benefit claim, noninterest income for the quarter was $151,000 higher than the comparable quarter of 2024, primarily due to a $193,000 improvement in card processing activities.

For the year ended December 31, 2025, noninterest income decreased $1.3 million to $9.9 million compared to the same period in 2024, mainly due to the $1.6 million benefit claim in 2024 discussed above. Service charges and fees decreased $217,000 in 2025, partly attributable to the Company's decision to waive certain fees and charges during the core system conversion. The decrease in service charges and fees was largely offset by the $201,000 increase in card processing activities compared to 2024.

Noninterest Expense

Noninterest expense was $7.3 million for the quarter ended December 31, 2025 compared to $8.2 million for the quarter ended December 31, 2024. The $900,000 decrease primarily resulted from the estimated termination charges and certain conversion costs of $850,000 recorded in the fourth quarter of 2024. In addition, compared to the fourth quarter of 2024, there was a $243,000 decrease in the expense related to a cards reward program that was not available after the core conversion and a $97,000 decrease in occupancy costs. These improvements were

partially offset by a $219,000 increase in salaries and benefits and $182,000 of core conversion costs during the fourth quarter of 2025. The increase in salaries and benefits is attributable to normal recurring salary adjustments, increases in incentive accruals based on the Company's year-to-date performance and overtime associated with the conversion to Jack Henry. Other expenses related to the Jack Henry conversion include professional and ancillary costs for other applications and systems impacted by the conversion as well as internal and external travel costs associated with testing and data validation.

For the year ended December 31, 2025, noninterest expense totaled $29.1 million, an increase of $318,000, or 1.10%, over the same period in 2024. The $318,000 increase primarily resulted from increases in salaries and benefits of $638,000, loan-related expenses of $165,000, and data processing costs of $102,000. Salaries and benefits increased due to the adjustments discussed above and a $265,000 increase in health insurance costs, partially offset by an increase in deferred costs associated with loan origination. Other categories of expenses increased due to normal, annual increases. The increases were partially offset by a $562,000 decrease in the costs associated with the core system conversion and a $214,000 decrease in the expense for the cards reward program.

Balance Sheet

Total assets as of December 31, 2025, were $909.7 million, an increase of $54.8 million, or 6.41%, from $854.9 million as of December 31, 2024. Gross loans of $709.6 million as of December 31, 2025, reflected an increase of $52.1 million, or 7.92%, from $657.5 million as of December 31, 2024. Liquid assets in the form of cash and cash equivalents increased $9.5 million, or 14.1%, during 2025. Investment securities increased $449,000 during 2025 due to purchases of $9.3 million and a decrease in the unrealized loss on available-for-sale securities of $5.2 million which more than offset maturities, calls, payments and amortization of $14.0 million.

Deposits totaled $798.3 million as of December 31, 2025, compared to $750.0 million as of December 31, 2024. The increase of $48.3 million, or 6.44%, was due to efforts to attract and retain time deposits and money market account relationships, including replacing a large, high-rate account with lower-cost brokered time deposits, combined with cyclical funds inflows. As a result of these efforts and seasonality, total time deposits increased $23.1 million and money market and savings accounts increased $28.2 million during 2025. Noninterest-bearing demand and interest-bearing demand deposits combined for a decrease of $2.8 million during 2025.

As of December 31, 2025, borrowed funds totaled $19.0 million, a decrease of $6.0 million from December 31, 2024. During the first quarter of 2025, a $3.0 million principal reduction was paid toward outstanding trust preferred securities. This repayment improved net interest income and the net interest margin during the current reporting periods and should positively impact future periods. During the fourth quarter of 2025, the Company prepaid $3 million in principal on a $10 million borrowing from the Federal Home Loan Bank of Atlanta for a slight gain.

Capital

During the year ended December 31, 2025, total shareholders' equity increased $12.1 million to $82.9 million due to net income of $10.1 million and a decrease in the net unrealized loss on available-for-sale securities of $4.1 million. These increases to capital were offset by dividends paid to shareholders of $1.9 million and the repurchase of common stock totaling $212,000. Consequently, book value per share increased to $3.52 as of December 31, 2025, compared to $2.99 as of December 31, 2024. The Bank remains well capitalized per regulatory guidance.

As previously announced, the Board of Directors extended the repurchase of up to 500,000 shares of the Company's common stock through March 31, 2026. During 2025, the Company repurchased 69,711 shares at an average price of $3.04 per share. Since the commencement of the repurchase plan in 2022, 355,073 shares have been repurchased at an average price of $2.54 per share.

Asset Quality

The allowance for credit losses on loans was $8.1 million, or 1.14% as a percentage of total loans, as of December 31, 2025, and $7.7 million, or 1.17%, as of December 31, 2024. The decrease in the allowance as a percentage of loans was primarily attributable to adjustments in our qualitative factors for the unknown impacts of Hurricane Helene for the third quarter of 2024, which have been fully reversed in 2025 due to the storm having minimal impact on losses in our loan portfolio. The allowance for credit losses on unfunded commitments was $471,000 as of December 31, 2025, as compared to $404,000 as of December 31, 2024. The increase in the allowance for credit

losses on unfunded commitments was due to an increase in loan commitments, specifically residential and commercial real estate construction loan commitments.

Net charge-offs as a percentage of average loans were 0.05% during 2025 compared to 0.01% during 2024.

Nonperforming assets, which include nonaccrual loans, accruing loans past due 90 days or more, and other real estate owned, totaled $3.7 million as of December 31, 2025, an increase of $332,000, or 9.88%, since year-end 2024. Nonaccrual loans increased $330,000 during 2025 primarily due to two loan relationships, totaling $802,000 and $407,000, placed in nonaccrual status in 2025, which exceeded the impact of the resolution of several large credits and a partial charge-off. Nonperforming assets as a percentage of total assets were 0.41% as of December 31, 2025, and 0.39% as of December 31, 2024.

Other real estate owned increased $2,000 to $89,000 as of December 31, 2025 compared to December 31, 2024. Expenses associated with other real estate owned, including gains and losses on sales, were $6,000 and $25,000 for the three months ended December 31, 2025 and 2024, respectively. The Bank recorded net expenses related to other real estate owned totaling $11,000 for the year ended December 31, 2025 and a net recovery of $5,000 for the year ended December 31, 2024.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 18 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company's common stock is traded over the counter under the trading symbol "NWPP". Additional investor information can be found on the Company's website at https://newpeoples.bank/Bankshares-About-Us.

This news release contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

> *(i)the success or failure of efforts to implement the Company's business plan; (ii) any required increase in the Company' regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company's nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company's markets; (vii) the Company's ability to attract and retain talent; (viii) demographical changes in the Company's markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company's market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower's ability to repay and the Company's management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) deposit flows and competition for deposits; (xvii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xviii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues and other catastrophic events; (xix) geopolitical conditions, including trade restrictions and tariffs, and acts or threats of terrorism, international hostilities, or actions taken by the U.S. or other governments in response to trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the U.S. and abroad; (xx) technology utilized by the Company, including the integration of the core operating system conversion in 2025; (xxi) the Company's ability to successfully manage cyber security, including generative artificial intelligence risks; (xxii) our ability to assist in managing third party fraud against customer accounts including but not limited to check, credit and debit card, and electronic funds transfer fraud; (xxiii) the Company's reliance on third-party vendors and correspondent banks; (xxiv) changes in generally accepted*

accounting principles; (xxv) changes in governmental regulations, tax rates and similar matters; (xxvi) disruptions in the financial services industry or individual financial institutions and the subsequent media attention that could impact our customers' behavior; and (xxvii) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2025 THROUGH DECEMBER 31, 2024
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Interest income on loans, including fees	$ 11,175	$ 11,217	$ 10,540	$ 9,912	$ 9,892
Interest income on investment securities	697	702	711	702	648
Interest income and dividends on all other	797	690	707	737	921
Total interest and dividend income	12,669	12,609	11,958	11,351	11,461
Interest expense on deposits	3,699	3,674	3,450	3,449	3,655
Total interest expense	3,974	3,972	3,744	3,741	4,021
Net interest income	8,695	8,637	8,214	7,610	7,440
Provision for credit losses	204	189	154	259	147
Net interest income after provision for credit losses	8,491	8,448	8,060	7,351	7,293
Total non-interest income	2,562	2,499	2,436	2,413	3,975
Total non-interest expenses	7,253	7,377	7,213	7,272	8,153
Income tax expense	900	812	751	584	489
Net income	$ 2,900	$ 2,758	$ 2,532	$ 1,908	$ 2,626
Basic and diluted income per share *	$ 0.12	$ 0.12	$ 0.11	$ 0.08	$ 0.11

* - The sum of the quarterly net income per share may not equal the year-to-date income per share due to rounding.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	December 31, 2025	December 31, 2024
Interest income on loans, including fees	$ 42,844	$ 38,208
Interest income on investment securities	2,812	2,371
Interest income and dividends on all other	2,931	4,054
Total interest and dividend income	48,587	44,633
Interest expense on deposits	14,272	14,145
Total interest expense	15,431	16,112
Net interest income	33,156	28,521
Provision for credit losses	806	625
Net interest income after provision for credit losses	32,350	27,896
Total non-interest income	9,910	11,254
Total non-interest expenses	29,115	28,797
Income tax expense	3,047	2,149
Net income	$ 10,098	$ 8,204
Basic and diluted income per share	$ 0.43	$ 0.35
Return on average shareholders' equity	13.33%	12.28%
Return on average assets	1.13%	0.96%

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS
(UNAUDITED)

	For the three-months ended				
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Key Performance Ratios					
Earning assets yield	5.64%	5.73%	5.61%	5.51%	5.48%
Cost of interest-bearing liabilities	2.64%	2.69%	2.66%	2.73%	2.90%
Cost of funds	1.89%	1.93%	1.87%	1.94%	2.03%
Net interest margin	3.87%	3.93%	3.86%	3.69%	3.56%
Return on average shareholders' equity	14.13%	14.28%	13.91%	10.78%	14.84%
Return on average assets	1.25%	1.21%	1.15%	0.90%	1.21%
Efficiency ratio[#]	64.41%	66.24%	67.70%	72.55%	71.42%
Loan to deposit ratio	88.89%	88.48%	88.99%	86.34%	87.67%
Asset Quality					
Allowance for credit losses to total loans	1.14%	1.13%	1.14%	1.17%	1.17%
Net charge-offs to average loans, annualized	0.05%	0.10%	0.02%	0.01%	0.02%
Nonaccrual loans to total loans	0.53%	0.42%	0.50%	0.67%	0.50%
Nonperforming assets to total assets	0.42%	0.33%	0.40%	0.52%	0.39%
Capital Ratios (Bank Only)					
Tier 1 leverage	10.93%	10.80%	10.74%	10.67%	10.70%
Tier 1 risk-based capital	15.63%	14.80%	14.56%	14.61%	14.94%
Total risk-based capital	15.63%	16.05%	15.81%	15.86%	16.19%
Total common equity tier 1 capital	16.88%	14.80%	14.56%	14.61%	14.94%

[#] - The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of net interest income, on a tax equivalent basis, and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance but cautions that such information should not be viewed as a substitute for, or more important than, operating results determined in accordance with GAAP. A comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
QUARTERS ENDED DECEMBER 31, 2025 THROUGH DECEMBER 31, 2024
(IN THOUSANDS)
(UNAUDITED)

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total cash and cash equivalents	$ 77,210	$ 80,710	$ 72,159	$ 83,280	$ 67,668
Investment securities available-for-sale	96,433	96,153	96,749	98,625	95,984
Loans receivable	709,587	707,272	695,815	670,731	657,536
Allowance for credit losses	(8,107)	(7,967)	(7,948)	(7,832)	(7,684)
Total assets	909,700	910,724	892,930	880,747	854,925
Total deposits	798,266	799,376	781,909	776,850	749,982
Borrowed funds	18,986	21,986	26,986	21,986	24,986
Total liabilities	826,845	831,196	818,086	808,175	784,184
Total shareholders’ equity	82,855	79,528	74,844	72,572	70,741

NEW PEOPLES BANKSHARES, INC.
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCES, INCOME, EXPENSE, AND YIELDS AND RATES
THREE MONTHS ENDED DECEMBER 31,

	2025			2024		
(Dollars are in thousands)	Average Balance	Income/ Expense	Yields/ Rates	Average Balance	Income/ Expense	Yields/ Rates
ASSETS						
Loans [1] [2]	$ 709,012	$ 11,175	6.25%	$ 648,824	$ 9,892	6.07%
Federal funds sold	367	3	4.04%	109	1	4.49%
Interest bearing deposits in other banks	76,425	753	3.91%	73,710	876	4.73%
Investment securities [2]	106,047	738	2.78%	109,484	692	2.52%
Total earning assets	891,851	12,669	5.64%	832,127	11,461	5.48%
Less: Allowance for credit losses	(8,068)			(7,768)		
Non-earning assets	40,028			40,558		
Total assets	$ 923,811			$ 864,917		
LIABILITIES AND SHAREHOLDERS' EQUITY						
Interest-bearing demand deposits	$ 76,397	$ 134	0.70%	$ 73,000	$ 149	0.81%
Savings and money market deposits	205,969	925	1.78%	180,772	803	1.77%
Time deposits	294,329	2,640	3.56%	272,859	2,703	3.94%
Total interest-bearing deposits	576,695	3,699	2.54%	526,631	3,655	2.76%
Other borrowings	8,793	79	3.51%	10,000	89	3.50%
Trust preferred securities	11,986	196	6.41%	15,064	277	7.19%
Total borrowed funds	20,779	275	5.18%	25,064	366	5.72%
Total interest-bearing liabilities	597,474	3,974	2.64%	551,695	4,021	2.90%
Non-interest-bearing deposits	235,107			233,787		
Other liabilities	9,791			9,023		
Total liabilities	842,372			794,505		
Shareholders' equity	81,439			70,412		
Total liabilities and shareholders' equity	$ 923,811			$ 864,917		
Net interest income		$ 8,695			$ 7,440	
Net interest margin			3.87%			3.56%
Net interest spread			3.00%			2.58%

(1) Nonaccrual loans and loans held for sale have been included in average loan balances.
(2) Tax exempt income is not significant and has been treated as fully taxable.

NEW PEOPLES BANKSHARES, INC.
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCES, INCOME, EXPENSE, AND YIELDS AND RATES
YEARS ENDED DECEMBER 31,

	2025			2024		
(Dollars are in thousands)	Average Balance	Income/ Expense	Yields/ Rates	Average Balance	Income/ Expense	Yields/ Rates
ASSETS						
Loans (1) (2)	$ 689,104	$ 42,844	6.22%	$ 641,022	$ 38,208	5.96%
Federal funds sold	288	12	4.27%	115	6	5.18%
Interest bearing deposits in other banks	65,277	2,752	4.22%	74,524	3,875	5.20%
Investment securities (2)	109,271	2,979	2.73%	107,278	2,544	2.37%
Total earning assets	863,940	48,587	5.62%	822,939	44,633	5.42%
Less: Allowance for credit losses	(7,957)			(7,628)		
Non-earning assets	38,082			40,103		
Total assets	$ 894,065			$ 855,414		
LIABILITIES AND SHAREHOLDERS' EQUITY						
Interest-bearing demand deposits	$ 73,638	$ 526	0.71%	$ 72,936	$ 605	0.83%
Savings and money market deposits	196,168	3,418	1.74%	171,311	2,833	1.65%
Time deposits	284,122	10,328	3.64%	271,835	10,707	3.94%
Total interest-bearing deposits	553,928	14,272	2.58%	516,082	14,145	2.74%
Other borrowings	9,710	345	3.51%	17,486	719	4.04%
Trust preferred securities	12,035	814	6.67%	15,904	1,248	7.72%
Total borrowed funds	21,745	1,159	5.26%	33,390	1,967	5.79%
Total interest-bearing liabilities	575,673	15,431	2.68%	549,472	16,112	2.93%
Non-interest-bearing deposits	232,831			229,717		
Other liabilities	9,809			9,431		
Total liabilities	818,313			788,620		
Shareholders' equity	75,752			66,794		
Total liabilities and shareholders' equity	$ 894,065			$ 855,414		
Net interest income		$ 33,156			$ 28,521	
Net interest margin			3.84%			3.47%
Net interest spread			2.94%			2.49%

(1) Nonaccrual loans and loans held for sale have been included in average loan balances.
(2) Tax exempt income is not significant and has been treated as fully taxable.